UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 26, 2014

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

Effective August 26, 2014, ARIAD Pharmaceuticals, Inc. (the “Company”) granted an exemption to Fidelity Management & Research Company and certain of its subsidiaries and affiliates (collectively, “FMR”) and FIL Limited and certain of its subsidiaries and affiliates (collectively, “FIL”, and together with FMR, the “Advisors”) under the Company’s Section 382 Rights Agreement between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), dated as of October 31, 2013 and as amended on June 24, 2014.  The grant of the exemption followed the determination by a designated committee of the Board of Directors (the “Board”) of the Company that the Advisors and the various investment funds and accounts for which they severally act, or may in the future act, as manager and/or investment advisor (together with the Advisors, the “Investors”), are not collectively an “Acquiring Person” pursuant to Section 29 of the Rights Agreement.

The Board adopted the Rights Agreement to protect stockholder value by deterring acquisitions of the Company’s common stock that would potentially limit the Company’s ability to use its net operating loss carryforwards (“NOLs”) and other tax benefits, which may be used to reduce potential future income tax obligations.  In general, the rights issued under the Rights Agreement impose a significant penalty to any person, together with its Affiliates (as defined in the Rights Agreement), that acquires 4.99% or more of the common stock of the Company then outstanding, unless such person is determined to not be an “Acquiring Person” or is otherwise excluded from the Rights Agreement.

The Advisors made representations and covenants sufficient to cause the Board to conclude that the exemption would not jeopardize the availability of the Company’s NOLs and other tax benefits.  The Board determined that the Investors will not be deemed to be an “Acquiring Person” so long as they remain in compliance with those representations and covenants.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	August 27, 2014

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